PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and Twin Oak ETF Company (“Twin Oak”), intending to be legally bound, hereby agree with each other as follows:

1.  The Trust hereby offers Twin Oak and Twin Oak hereby purchases one (1) share (the “Share”) of the Twin Oak Endure ETF (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on May 27, 2025.

2.  The Trust hereby acknowledges receipt from Twin Oak of funds in the amount of $25 in full payment for the Share.

3.  Twin Oak represents and warrants to the Trust that the Share is being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of May 28, 2025.

The RBB Fund Trust

By:	/s/ Steven Plump
Name:	Steven Plump
Title	President

Twin Oak ETF Company

By:	/s/ Zachary Wainwright
Name:	Zachary Wainwright
Title:	CEO